Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A of Mission First Capital, LLC (the “Company”) of our report dated December 18, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the balance sheet of the Company as of September 8, 2020.

We also consent to the reference of our firm under the caption “Interests of Named Experts and Counsel” in this Offering Statement.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

December 18, 2020